Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Swift Transportation Company:
We consent to the use of our report dated March 25, 2010, except for notes 28 and 30 which are as of November 29, 2010, with respect to the consolidated balance sheets of Swift Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ deficit, cash flows, and comprehensive loss for each of the years in the three-year period ended December 31, 2009; our report dated March 28, 2008, except as to note 24 which is as of July 21, 2010, with respect to the consolidated balance sheets of Swift Transportation Co., Inc. and subsidiaries as of May 10, 2007 and December 31, 2006, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the period January 1, 2007 to May 10, 2007; and our report dated July 21, 2010, with respect to the balance sheet of Swift Transportation Company (formerly Swift Holdings Corp.) as of July 2, 2010 all of which are included herein in this registration statement on Form S-1 of Swift Transportation Company and to the reference to our firm under the heading “Experts” herein in this registration statement on Form S-1 of Swift Transportation Company.
The audit report covering the December 31, 2009 consolidated financial statements of Swift Corporation refers to the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, included in FASB ASC Topic 820, Fair Value Measurements and Disclosures.
/s/ KPMG LLP
Phoenix, Arizona
November 30, 2010